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OFFICE LEASE

    THIS OFFICE LEASE (this "Lease") is made as of September 30, 2000, by and between

    "Landlord" Richard and Jacquelyne Doane, a married couple

      and

    "Tenant" Rosetta Inpharmatics, Incorporated, a Washington corporation

SECTION A: TABLE OF CONTENTS

SECTION 1: DEFINITIONS		1
SECTION 2: PREMISES AND TERM		3
2.1	Lease of Premises	3
2.2	Lease Term	3
2.3	Plans and Specifications	3
2.4	Commencement Date	3
2.5	Tenant's Contribution to Tenant Improvement Costs	4
2.6	Memorandum of Commencement Date	4
2.7	Use and Conduct of Business	4
2.8	Compliance with Governmental Requirements and Rules and Regulations	5
SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE		5
3.1	Payment of Rental	5
3.2	Base Rent	5
3.3	Security Deposit	5
3.4	Additional Rent	6
3.5	Utilities	7
3.6	Holdover	7
3.7	Late Charge	8
3.8	Default Rate	8
SECTION 4: GENERAL PROVISIONS		8
4.1	Maintenance and Repair by Landlord	8
4.2	Maintenance and Repair by Tenant	8
4.3	Common Areas/Security	8
4.4	Tenant Alterations	9
4.5	Tenant's Work Performance	9
4.6	Surrender of Possession	9
4.7	Removal of Property	10
4.8	Access	10
4.9	Damage or Destruction	11
4.10	Condemnation	11
4.11	Parking	12
4.12	Indemnification	12
4.13	Tenant Insurance	12
4.14	Landlord's Insurance	13
4.15	Waiver of Subrogation	13
4.16	Assignment and Subletting by Tenant	14
4.17	Assignment by Landlord	16
4.18	Estoppel Certificates	16
4.19	Modification for Lender	16
4.20	Hazardous Substances	17
4.21	Access Laws	17

4.22	Quiet Enjoyment	18
4.23	Signs	18
4.24	Subordination	19
4.25	Workers Compensation Immunity	19
4.26	Brokers	19
4.27	Exculpation and Limitation of Liability	19
4.28	ERISA Representations	19
4.29	Mechanic's Liens and Tenant's Personal Property Taxes	19
4.30	Landlord's Security Interest	20
SECTION 5: DEFAULT AND REMEDIES		20
5.1	Events of Default	20
5.2	Remedies	21
5.3	Right to Perform	22
5.4	Landlord's Default	23
SECTION 6: MISCELLANEOUS PROVISIONS		23
6.1	Substitution Space	23
6.2	Notices	23
6.3	Attorney's Fees and Expenses	24
6.4	No Accord and Satisfaction	24
6.5	Successors; Joint and Several Liability	24
6.6	Choice of Law	24
6.7	No Waiver of Remedies	24
6.8	Offer to Lease	25
6.9	Force Majeure	25
6.10	Landlord's Consent	25
6.11	Severability; Captions	25
6.12	Interpretation	25
6.13	Incorporation of Prior Agreement; Amendments	25
6.14	Authority	25
6.15	Time of Essence	25
6.16	Survival of Obligations	25
6.17	Consent to Service	26
6.18	Landlord's Authorized Agents	26
6.19	Waiver of Jury Trial	26

LISTING OF EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Drawing Showing Location of the Premises
Exhibit C	Listing of Plans and Specifications for Tenant Improvements
Exhibit D	Form of Memorandum of Commencement Date
Exhibit E	Rules and Regulations
Exhibit F	Renewal Option
Exhibit G	Right Of First Refusal

ii

SECTION 1: DEFINITIONS

1.1
Definitions. Each underlined term in this section shall have the meaning set forth next to that underlined term.

1.2
Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

1.3
Additional Rent: Defined in paragraph 3.4 captioned "Additional Rent".

1.4
Base Amount: Defined in paragraph 3.4 captioned "Additional Rent".

1.5
Base Rent: Base Rent shall be as follows:

Month 1 through Month 12;	$15,208.00 per month/NNN
Month 13 through Month 24;	$15,756.00 per month/NNN
Month 25 through Month 36;	$16,303.00 per month/NNN
Month 37 through Month 48;	$16,881.00 per month/NNN
Month 49 through Month 60	$17,490.00 per month/NNN
1.6
Brokers: Tenant was represented in this transaction by N/A. Landlord was represented in this transaction by Trammell Crow Company, a licensed real estate broker.

1.7
Building: The building located on the Land at 12220—113th Avenue NE, Suite 210, Kirkland, WA 98034, commonly known as Evergreen Pharmaceutical Building and containing approximately 52,040 rentable square feet.

1.8
Business Day: Calendar days, except for Saturdays and Sundays and holidays when banks are closed in Washington State.

1.9
Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including attorneys' fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

1.10
Commencement Date: February 1, 2001, or such other date deemed mutually acceptable to both Landlord and Tenant.

1.11
Occupancy Date: Not less than 30 days prior to Commencement Date.

1.12
Estimated Operating Costs Allocable to the Premises: Defined in paragraph captioned "Additional Rent".

1.13
Events of Default: One or more of those events or states of facts defined in the paragraph captioned "Events of Default".

1.14
Governmental Agency: The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

1.15
Governmental Requirements: Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

1.16
Hazardous Substance(s): Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of anykind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

1.17
Land: The land upon which the Building is located in King County, Washington State, as legally described in Exhibit A attached to this Lease.

1.18
Landlord: Those named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned "Assignment by Landlord".

1.19
Landlord's Agents: Any and all partners, officers, agents, employees, trustees, investment advisors and consultants of Landlord.

1.20
Lease Term: Commencing on the Commencement Date, and ending 60 months later.

1.21
Manager: Trammell Crow Company, or its replacement as specified by written notice from Landlord to Tenant.

1.22
Manager's Address: 1687 114th Avenue S.E., Suite 250, Bellevue, WA 98004, which address may be changed by written notice from Landlord to Tenant.

1.23
Operating Costs: Defined in paragraph captioned "Additional Rent".

1.24
Operating Costs Allocable to the Premises: Defined in paragraph captioned "Additional Rent".

1.25
Parking Ratio: Approximately 3 stalls per 1,000 rentable square feet of the Premises.

1.26
Permitted Use: Sales and Administrative business activities associated with biotechnology, so long as such use is consistent with first-class buildings of the same or similar use as the Building and located in the metropolitan area in which the Building is located.

1.27
Plans and Specifications: (a) Those certain plans and specifications for the Tenant Improvements as listed in Exhibit C and any modifications to them approved in writing by Landlord and Tenant; or (b) if Exhibit C does not include a listing of such plans and specifications, then such plans and specifications shall be prepared by ~~Connell Design Group~~ a designer selected by Tenant (the "Preparing Party") and delivered to Trammell Crow Company (Bellevue, WA) (the "Receiving Party") and approved by Landlord and Tenant as set forth in the paragraph captioned "Plans and Specifications".

1.28
Prepaid Rent: $15,208.00, to be applied toward Base Rent for the first full calendar month of the Lease Term.

1.29
Premises: The portion of the Building depicted on the plan attached to this Lease as Exhibit B~ containing approximately 7,300 rentable square feet.

1.30
Prime Rate: Defined in paragraph captioned "Default Rate".

1.31
Property Taxes: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building or any personal property owned by Landlord associated with the Building or Land; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in the Building or Land; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services assessed against the Land or Building ~~provided or formerly provided to property owners and residents within the general area of the Land;~~ (d) any governmental impositions allocable to or measured by the area of any or all of the Building or Land or the amount of any base rent, additional rent or other sums payable under any lease for any or all of the Land, including any tax on gross receipts or any excise tax or other charges levied by any Governmental Agency with respect to the possession, leasing, operation, maintenance, alteration, repair, use or occupancy of any or all of the Land or Building or the rent earned by any part of or interest in the Building or Land; (e) any impositions by any Governmental Agency on any transaction evidenced by a this lease of any or all of the Building or Land or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of the Building or Land; and (f) any increase in any of the foregoing based upon construction of improvements that benefit Tenant, including on any common areas ~~change of ownership of any or all of the Land~~. Property Taxes shall not include taxes on

  Landlord's net income or any inheritance, estate or gift taxes, or any business and occupation tax or real estate excise tax.

1.32
Punch List Work: Minor items of repair, correction, adjustment or completion as such phrase is commonly understood in the construction industry in the metropolitan area in which the Land is located.

1.33
Security Deposit: Tenant shall, prior to the Commencement Date, provide a letter of credit in the amount of $20,500 in the event of Tenant's default under the terms of the Lease. The letter of credit shall be issued in a form, and by a financial institution, acceptable to Landlord.

1.34
Substantial Completion: The date that: (a) the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications, subject to Punchlist Work; and (b) that a certificate of occupancy has been issued for the Premises. If required by Landlord, Tenant shall cooperate in obtaining issuance of the certificate of occupancy.

1.35
Tenant: The person or entity named on the first page of this Lease.

1.36
Tenant Alterations: Defined in paragraph captioned "Tenant Alterations".

1.37
Tenant Improvement Allowance: The maximum amount to be expended by Landlord, if any, for the cost of Tenant Improvements (including architectural, engineering, construction management, permitting and space planning fees).

1.38
Tenant Improvements: Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications.

1.39
Tenant's Agents: Any and all officers, contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

1.40
Tenant's Pro Rata Share is Fourteen and 00/100ths percent (14.00%).

1.41
Year: A calendar year commencing January 1 and ending December 31 during the Lease Term, or the portion of such calendar year within the Lease Term.

SECTION 2: PREMISES AND TERM

2.1  Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.2  Lease Term. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

2.3  Plans and Specifications. If clause (b) of the definition of Plans and Specifications is applicable, then the Preparing Party shall deliver the plans and specifications for the Tenant Improvements to the Receiving Party. Upon receipt of the proposed plans and specifications, the Receiving Party shall either (a) approve and return them to the Preparing Party within ten (10) Business Days after such receipt in which case such proposed plans and specifications shall be the Plans and Specifications, or (b) if the Receiving Party disapproves of the plans and specifications, it shall provide the Preparing Party with notice of disapproval together with its specific objections within such ten (10) Business Day period. If the Receiving Party disapproves of any portion of the proposed plans and specifications in accordance with the previous sentence, then Landlord and Tenant shall use good faith efforts to reach mutually acceptable Plans and Specifications. If Landlord and Tenant are unable to reach mutually acceptable Plans and Specifications within twenty (20) Business Days of the Preparing Party's receipt of the Receiving Party's notice of disapproval, then either party may terminate this Lease, without any liability to the other party, upon five (5) Business Days' written notice.

2.4  Commencement Date. February 1, 2001 shall establish the Commencement Date as specified in the definition of that term and the establishment of such fact upon the taking of possession. Such taking of possession shall further establish that the Premises are in good and satisfactory condition when possession was so taken and the Commencement Date has occurred subject to Landlord's obligation to repair and maintain the Building as provided for in Section 4.1. Tenant acknowledges that no representations as to the condition of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. In the event of any dispute as to whether Substantial Completion has occurred, the certificate of Landlord's architect or general contractor shall be conclusive. If on the Commencement Date, Punch List Work remains to be completed, Landlord and Tenant shall agree on such Punch List Work prior to occupancy by Tenant and Landlord will promptly complete it after the Commencement Date. In no event shall Tenant's refusal or failure to agree on the nature and extent of Punch List Work or the existence of items of Punch List Work delay or postpone the occurrence of the Commencement Date provided that the Premises can be reasonably used for their intended purpose. Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

2.5  Tenant's Contribution to Tenant Improvement Costs. ~~If the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay to Landlord such excess within ten (10) Business Days after demand by Landlord. If Tenant fails to pay to Landlord the cost of any such excess Tenant Improvements as and when due, Landlord may elect to suspend work on the Tenant Improvements pending such timely payment, and the Commencement Date shall be deemed to have occurred on the date that the Tenant Improvements would have achieved Substantial Completion absent such suspension of work. Upon the expiration or sooner termination of this Lease, all Tenant Improvements and all additions or alterations to the Premises made by Tenant or performed by Landlord on Tenant's behalf, shall become the property of Landlord, subject only to Tenant's right to remove property under the paragraph captioned "Tenant Alterations". At Landlord's election and upon notice to Tenant, Tenant shall be required to remove all Tenant Improvements or Tenant Alterations upon the expiration or earlier termination of this Lease.~~ Tenant shall construct its tenant improvements in the Premises in accordance with the approved Plans and Specifications at its own cost and expense using contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

2.6  Memorandum of Commencement Date. At Landlord's election and request, Tenant shall execute a Memorandum of Commencement Date in the form attached as Exhibit D. In no event shall Tenant record this Lease or the Memorandum of Commencement Date.

2.7  Use and Conduct of Business. The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant's intended use except for general office use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises. Tenant's inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violate any of Landlord's contracts affecting any or all of the Land or Building, create or contribute to any work stoppage, strike, picketing, labor disruption or dispute, interfere in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or cause any impairment or reduction of the good will or reputation of the Land or Building. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant's machines and equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such machines and equipment, as may be necessary to eliminate the disturbance.

2.8  Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable non-discriminatory rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building, including the Rules and Regulations attached to this Lease as Exhibit E.

SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1  Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager's Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2  Base Rent. Tenant agrees to pay Base Rent to Landlord without demand, in advance on or before the first day of each calendar month of the Lease Term. Base Rent for any partial month at the beginning or end of the Lease Term shall be prorated. On execution of this Lease, Tenant has paid to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.

3.3  Security Deposit. As security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant agrees to pay to Landlord upon execution of this Lease the sum specified in the definition of the term Security Deposit. If Tenant shall breach or default with respect to any payment obligation or other covenant or condition of this Lease, Landlord may apply all or any part of the Security Deposit to the payment of any sum in default or any damage suffered by Landlord as a result of such breach or default, and in such event, Tenant shall, upon demand by Landlord, deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on hand at all times during the Lease Term. Landlord's use or application of all or any portion of the Security Deposit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Security Deposit shall be voided within ten (10) Business Days after the expiration of this Lease. Tenant may not mortgage, assign, transfer or encumber the Security Deposit and any such act on the part of Tenant shall be without force or effect. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Base Rent, Additional Rent and all other sums payable under this Lease to Landlord for all periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord and applied against Landlord's actual damages.

3.4  Additional Rent. Definitions of certain terms used in this paragraph are set forth in subparagraph 3.4.5. Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the "Additional Rent"):

    3.4.1  Rental Adjustment for Estimated Operating Costs. Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises for each Year and the amount payable monthly by Tenant for such Costs shall be computed as follows: one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Base Amount shall be Additional Rent and shall be paid monthly by Tenant for each month during such Year after the Commencement Date. If the Commencement Date occurs on a date other than the first day of the Year, the statement provided by Landlord to Tenant and the computation of the monthly payment amount shall be determined based on a proration of the excess amount over a 360-day year. If such written statement (except the first statement, which shall be prorated pursuant to the previous sentence) is furnished after the commencement of the Year, Tenant shall also make a retroactive lump-sum payment equal to the amount of the monthly payment amount multiplied by the number of months during the Year after the Commencement Date for which no payment was paid.

    3.4.2  Actual Costs. Within 180 days after the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year. If such costs for any Year exceed the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement ~~or, at Landlord's option, shall be credited toward the installment(s) of Additional Rent next coming due from Tenant.~~

    3.4.3  Determination. The determination of Operating Costs Allocable to the Premises shall be made by Landlord acting reasonably. Any sums payable under this Lease pursuant to this paragraph shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

    3.4.4  End of Term. If this Lease shall terminate on a day other than the last day of a Year, the amount of any adjustment between Estimated Operating Costs Allocable to the Premises and Operating Costs Allocable to the Premises with respect to the Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such Year (to and including such termination date) bears to 360; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within twenty (20) Business Days after delivery of the statement of Operating Costs Allocable to the Premises with respect to such Year. Landlord's and Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease.

    3.4.5  Definitions. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

  Base Amount: 0

  Estimated Operating Costs Allocable to the Premises: Landlord's estimate of Operating Costs allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

  Operating Costs: All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Building and the personal property used in conjunction with such maintenance, operation, ownership and repair, including all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, refuse collection, telephone charges, cable television or other electronic or microwave signal reception, steam, heat, cooling or any other service which is now or in the future considered a utility and which are not payable directly by tenants in the Building; (b) supplies; (C) cleaning and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, moving, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance; (f) management fees; (g) Property Taxes, tax consultant fees and expenses, and costs of appeals of any Property Taxes; (h) services of independent contractors; (i) compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph; (j) license, permit and inspection fees; (k) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (I) rental of any machinery or equipment; (m) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (n) the cost of improvements, repairs or replacements; (o) maintenance and service contracts; (p) legal fees and other expenses of legal or other dispute resolution proceedings not related to tenant leases; (q)  maintenance and repair of the roof and roof membranes, (r) costs incurred by Landlord for compliance with Access Laws, as set forth in the paragraph entitled "Access Laws" (s) elevator service and repair, if any; and (t) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building. Without limiting the foregoing, Operating Costs shall include replacement of roofs and roof membranes; exterior painting; parking area resurfacing, resealing and restriping parking areas and driveways; upgrading of the HVAC systems in the Building, and other capital improvements which are intended to reduce Operating Costs; provided that, such capital improvements, whether installed before or after the Commencement Date, shall be amortized with market interest over their estimated useful lives as determined by Landlord and only the amortization installments and interest attributable to the Lease Term shall be an Operating Cost under this Lease.

      Operating Costs shall not include any of the following: ground rent; interest and amortization of funds borrowed by Landlord for items other than capital improvements; leasing commissions and advertising and legal or space planning expenses incurred in procuring tenants; and salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives. ~~If less than one hundred percent (100%) of the net rentable area of the Building is occupied by tenants at all times during any Year, then Operating Costs for such Year shall include all additional costs and expenses that Landlord reasonably determines would have been incurred hod one hundred percent (100%) of the Building been occupied at all times during ouch Year by tenants.~~

  Operating Costs Allocable to the Premises: The product of Tenant's Pro Rata Share times Operating Costs.

3.5  Utilities. Tenant shall contract directly and pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities. If any such service is not separately metered to the Premises, the cost therefor shall be an Operating Cost under this Lease.

3.6  Holdover. If Tenant shall, without the prior consent of Landlord, hold over after the expiration or termination of the Lease Term, Tenant shall be deemed to be occupying the Premises under a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the state in which the Premises are located. During such tenancy, Tenant agrees to pay to Landlord ~~twice~~ 125% of the rate of Base Rent in effect on the expiration or termination of the Lease Term, plus all

Additional Rent and other sums payable under this Lease, and to be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. The preceding provisions shall not be construed as consent for Tenant to hold over.

3.7  Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, Tenant shall also pay a late charge equal to five percent (5%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord's damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8  Default Rate. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the ~~maximum~~ rate of 12% interest per annum ~~permitted by applicable law~~ (the "Default Rate"), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4: GENERAL PROVISIONS

4.1
Maintenance and Repair by Landlord. Subject to the paragraphs captioned "Damage or Destruction" and "Condemnation", Landlord shall maintain the exterior, structural public and common areas of the Building and all Building systems in reasonably good order and condition which is comparable to their condition on the commencement of this Lease, except for damage occasioned by the act or omission of Tenant or Tenant's Agents which shall be paid for entirely by Tenant upon demand by Landlord, and ordinary wear and tear. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord's receipt of such notice or otherwise learns of the need for such work.

4.2  Maintenance and Repair by Tenant. Except as is expressly set forth as Landlord's responsibility pursuant to the paragraph captioned "Maintenance and Repair by Landlord," Tenant shall at Tenant's sole cost and expense keep and maintain the Premises in good condition and repair, including interior painting, cleaning of the interior side of all exterior glass, plumbing and utility fixtures and installations, carpets and floor coverings, all interior wall surfaces and coverings including tile and paneling, replacement of all broken windows (including without limitation any exterior windows), exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof including satellite dishes, light bulb replacement and interior preventative maintenance. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant's sole cost and expense. Tenant shall pay to Landlord the cost of such maintenance or repair within ten (10) Business Days of written demand from Landlord.

4.3  Common Areas/Security. The common areas of the Building shall be subject to Landlord's sole management and control. Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject, replat, subdivide, or make other changes to the Land; place, relocate and operate utility lines through, over or under the Land and Building; and use or permit the use of all or any portion of the roofs of the Building. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord's property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant's Agents or property in, on or about the Premises, Land or Building. Landlord reserves the right to reallocate parking and driveway locations and to build additional improvements in the common areas so long as Tenant's Parking Ratio is maintained. In exercising its rights and performing its obligations under this Section, Landlord shall not (a) interfere with Tenant's available parking. In the event any such interference or reduction occurs then Tenant shall be entitled to a rent abatement based on the degree of interference or reduction.

4.4  Tenant Alterations. Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing or wiring (individually and collectively "Tenant Alterations"), without first obtaining the consent of Landlord which may be withheld in Landlord's reasonable discretion. Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant's expense by Landlord or by Tenant at Landlord's election. Without limiting the generality of the foregoing, Landlord may require Tenant (if Landlord has elected to require Tenant to perform the Tenant Alterations), at Tenant's sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond, in forms, amounts and by companies acceptable to Landlord. All Tenant Alterations to the Premises, regardless of which party constructed them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease, unless Landlord's consent to such Tenant Alterations is conditioned upon Tenant removing the Tenant Alterations upon the expiration or earlier termination of this Lease. If Tenant fails to remove any such Tenant Alterations as required by Landlord's consent, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within ten (10) Business Days after Tenant's receipt of Landlord's written demand therefor. Tenant shall reimburse Landlord, upon receipt of demand therefor, for all out-of-pocket costs and expenses incurred by Landlord during its review of Tenant's plans and specifications (regardless of whether Landlord approves Tenant's request) and Tenant's construction. Nothing contained in this paragraph or the paragraph captioned "Tenant's Work Performance" shall be deemed a waiver of the provisions of the paragraph captioned "Mechanic's Liens".

4.5  Tenant's Work Performance. If Landlord elects to require Tenant to perform the Tenant Alterations, then the Tenant Alterations shall performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord. Tenant's contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord. If Tenant's contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord's consent to the continuation of such work may be withdrawn upon written notice to Tenant. All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant's Agents. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from any Claims arising as a result of any defect in design, material or workmanship of any Tenant Alterations.

4.6  Surrender of Possession. Subject to Paragraphs 4.9, 4.10 and the last subparagraph of the paragraph captioned "Insurance", Tenant shall, at the expiration or earlier termination of this Lease,

surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted.

4.7  Removal of Property. Upon expiration or earlier termination of this Lease, Tenant may remove its trade fixtures, office supplies and moveable office furniture and equipment not attached to the Premises; provided that, (a) such removal is completed prior to the expiration or earlier termination of this Lease; (b) Tenant is not in default of any covenant or condition of this Lease at the time of such removal; and (c) Tenant immediately repairs all damage caused by or resulting from such removal. All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) or any other article permanently affixed to the floor, walls or ceiling of the Premises, shall become the property of Landlord and shall remain upon and be surrendered with the Premises unless removal of any such item was a condition of Landlord's consent to any proposed Tenant Alteration. Tenant waives all rights to any payment or compensation for such Tenant Alterations. If Tenant shall fail to remove any of its property of any nature from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. If Tenant fails to pay the cost of storing any such property, after it has been stored for a period of twenty (20) Business Days or more, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney's fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8  Access. Tenant shall permit Landlord and Landlord's Agents to enter into the Premises at any time on at least two (2) Business Days' notice (except in case of emergency), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease, except that rent shall abate during any period in excess of 24 hours if Tenant's access to or use of the Premises is unreasonably curtailed. When Landlord enters the Premises it shall comply with Tenant's reasonable security requirements. Landlord shall have the right to enter the Premises for the purpose of showing the Premises to prospective tenants within the period of one-hundred twenty (1 20) Business Days prior to the expiration or sooner termination of this Lease and to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant's failure to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration. Landlord shall not be permitted to enter the Premises except when accompanied by an employee of Tenant and Tenant shall make an employee available to accompany Landlord on two (2) business days notice. Tenant shall have the right to install and maintain its own security systems and may change the locks on the Premises and shall not be required to provide Landlord with a passkey but shall arrange for a key to be left in a lockbox outside the Premises for use by the fire department or other emergency personnel. Landlord shall not be liable for the consequences of admitting ~~by passkey~~, or refusing to admit to the Premises, Tenant or any of Tenant's

Agents, or other persons claiming the right of admittance. Tenant shall have access to the Premises 24 hours a day, seven days a week and Landlord shall provide all building services (including water, HVAC and electricity) at all times on request. Tenant shall reimburse Landlord for its actual costs of providing such services on weekends and between the hours of 6 p.m. and 7 a.m. HVAC service shall be provided to the Premises Monday through Friday from 7 a.m. to 6 p.m. as part of the Operating Costs reimbursable under 3.4.

4.9  Damage or Destruction.

    4.9.1  If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord. If Landlord estimates that the damage can be repaired within one hundred-twenty (120) Business Days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord's estimation, the damage cannot be repaired within such 120 Business Day period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to "substantially the condition which existed prior to the damage and this Lease will continue. If Landlord elects the option set forth in clause (b), then (1) the Lease Term shall be extended for the time required to complete such restoration, (2) Tenant shall pay to Landlord, upon demand, Tenant's Pro Rata Share of any applicable deductible amount specified under Landlord's insurance and (3) Landlord shall not be required to repair or restore fixtures, improvements or other property of Tenant. Base Rent, Additional Rent and any other sum due under this Lease during any reconstruction period shall Ret be abated. Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

    4.9.2  If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within ~~forty (40)~~ thirty (30) Business Days after the occurrence of such damage. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord's notice.

    4.9.3  Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises, or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after such requirement is made by such holder. In the event of any damage or casualty which (a) renders the Premises unsuitable for use by Tenant in Tenant's reasonable discretion or (b) occurs during the final two (2) years of the Lease Term, Tenant may elect to terminate this Lease by written notice to Landlord.

4.10  Condemnation. If all of the Premises, or such portions of the Building as may be required for the Tenant's reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant's reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant's Pro Rata Share may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant's moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.11  Parking. Tenant shall have the nonexclusive privilege to use parking spaces on the Land in common with other tenants of Landlord, but only in areas reasonably designated by Landlord. Tenant's parking privileges shall be subject to the rules and regulations relating to parking adopted by Landlord from time to time. Landlord shall have the right to grant designated, reserved parking stalls to Tenant and other tenants in the Building on a non-discriminatory basis. In no event shall the number of parking stalls used by Tenant and Tenant's Agents exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio. Landlord shall have no obligation whatsoever to monitor or police the use of the parking or other common areas.

4.12  Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims to the extent arising ~~in whole or in part~~ out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant's Agents, or (C) any breach or default under this Lease by Tenant. Neither Landlord nor Landlord's Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant's Agents, for any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; inability to furnish any service required of Landlord as specified in this Lease; or leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building; except for Claims arising ~~solely~~ out of the ~~gross~~ negligence or willful misconduct of Landlord or Landlord's breach of this Lease. ~~in failing to repair or maintain—the Building as required by this Lease after notice by Tenant as required by the paragraph captioned "Maintenance and Repair by Landlord"; provided that, in no event shall Landlord be responsible for any interruption to Tenant's business or for any indirect or consequential losses suffered by Tenant or Tenant's Agents.~~ The obligations of this paragraph shall be subject to the paragraph entitled "Waiver of Subrogation". Landlord shall indemnify, defend and hold harmless Tenant and Tenant's Agent's from and against any and all Claims to the extent arising out of the act, omission, negligence or Landlord's breach of or default under this Lease.

4.13  Tenant Insurance.

    4.13.1  Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect:

      (a) A policy of comprehensive general liability insurance, including a contractual liability endorsement covering Tenant's obligations under the paragraph captioned "Indemnification", insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord's request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an "occurrence" rather than a "claims made" basis, and which policy names Landlord and Manager and, at Landlord's request Landlord's mortgage lender(s) or investment advisors, as additional insureds;

      (b) A policy of extended property insurance (what is commonly called "all risk") covering Tenant's Improvements and Tenant's Alterations, furniture, fixtures, equipment, inventory, and other personal property located on the Premises for one hundred percent (100%) of the current replacement value of such property; and

      (c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to six (6) months.

    4.13.2  All insurance policies required under this paragraph shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation or reduction in coverage except after thirty (30) days' written notice to Landlord. Tenant shall deliver to Landlord and, at Landlord's request Landlord's mortgage lender(s), prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

    4.13.3  If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.14  Landlord's Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

    (a)   A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an "occurrence" rather than a "claims made" basis; and

    (b)   A policy of extended property insurance (what is commonly called "all risk") covering the Building and Landlord's personal property, if any, located on the Property in the amount of one hundred percent (100%) of the current replacement value of such property.

    Landlord may, but shall not be required to, maintain property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. All deductibles under the policies maintained by Landlord are Operating Costs. Such policies may be "blanket" policies which cover other properties owned by Landlord.

4.15  Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord's Agents or Tenant's Agents, but only to the extent of the insurance proceeds paid to such releaser under its policies of insurance or that would have been paid to such releasor if it fails to maintain its policies of insurance. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16  Assignment and Subletting by Tenant.

    4.16.1  Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord's consent which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord, in addition to any other remedies provided in this Lease or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease. Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease, Landlord, at its sole discretion, reserves the right to recapture the Premises in lieu of approving a sublease except that Landlord shall not have the right to recapture the Premises if the sublease is for less than all of the remaining term or for less than all of the space in the Premises and, if Landlord does recapture the Premises, than Tenant shall be fully and finally relieved of all obligations arising thereafter under this lease.

    4.16.2  In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant's or assignee's business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including recent financial statements ~~certified as accurate and complete by a certified public accountant and by the president, managing partner or other appropriate officer of the proposed subtenant or assignee~~; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. At the same time that Tenant provides Landlord with notice of its desire to assign or sublease, Tenant shall pay to Landlord the sum of ~~$750~~ $500 as Landlord's fee for processing such proposed assignment and sublease, including attorneys' fees incurred by Landlord with respect to such processing. Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

    4.16.3  In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any commercial factor it reasonably deems relevant. Without limiting what may be construed as a factor considered by Landlord in good faith, Tenant agrees that any one or more of the following will be proper grounds for Landlord's disapproval of a proposed assignment or sublease:

      (a) intentionally deleted;

      (b) The proposed assignee or subtenant does not, in Landlord's good faith judgment, have financial worth or creditworthiness ~~equal to or greater than that of Tenant as of the execution date of this Lease or~~ sufficient financial worth to insure the full and timely performance under this Lease;

      (c) Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant to make the determination set forth in clause (b);

      (d) The proposed assignee or subtenant has a demonstrable reputation for disputes in contractual relations, failure to observe and perform its contractual obligations in a timely and complete manner or for negative business relations in the business community for or otherwise as a tenant of property;

      (e) Landlord has received from any prior lessor of the proposed assignee or subtenant a negative written report concerning such prior lessor's experience with the proposed assignee or subtenant;

      (f)  Landlord has had prior negative leasing experience with the proposed assignee or subtenant;

      (g) The use of the Premises by the proposed assignee or subtenant will not be ~~identical with the Permitted Uses;~~ permitted under current land use designation for the Building.

      (h) In Landlord's reasonable judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

      (i)  The use of the Premises by the proposed assignee or subtenant will violate any Governmental Requirement or create a violation of Access Laws;

      (j)  Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during the twenty-four (24) months preceding the date that Tenant shall request such consent;

      (k) Landlord does not approve of any of the tenant improvements required for the proposed assignee or subtenant; or

      (l)  Landlord has had contact with the proposed assignee or subtenant, in the six (6) months preceding Tenant's request, regarding the leasing of space by such proposed assignee or subtenant in the Building or any other buildings owned by Landlord in the metropolitan area in which the Land is located.

    4.16.4  Within fifteen (15) Business Days after Landlord's receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord's approval or disapproval of any proposed assignment or subletting, or intention to recapture the Premises. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content satisfactory to Landlord.

    4.16.5  Any transfer, assignment or hypothecation of any of the stock or interest in, or the assets of, Tenant which is either: (a) greater than fifty percent (50%) of such stock, interest or assets or (b) intended as a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph.

    4.16.6  If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), Tenant shall pay to Landlord fifty percent (50%) of such excess; provided that, prior to splitting such excess, Tenant shall be entitled to recover one hundred percent (100%) of all costs incurred by Tenant in connection with such assignment or subleasing (including all leasing commissions paid to unrelated parties).

4.16  Notwithstanding the foregoing, Tenant may assign or transfer this Lease or sublet the Premises, without Landlord's prior written consent, to: (i) an affiliate, parent or wholly-owned subsidiary, of Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, or reorganization, (iii) any entity that is controlled by, controls or is under common control with Tenant, or (iv) any successor in interest of all or substantially all of the assets, stock or business of Tenant. "Control" for purposes of this paragraph shall mean ownership of a majority voting interest in any such entity or the possession, directly or indirectly of the power to direct or cause-the direction of the day-to-day management of the controlled entity. In addition, notwithstanding any other provision of this Lease, a public offering, sale or transfer of equity in the tenant entity, whether characterized as common or preferred stock or any other ownership interest conducted in accordance with the Securities Act of 1933, as amended, shall not be deemed an assignment for the purposes of this Section.

4.17  Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord's Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord's successor-in-interest with respect to such liability; provided that, as to the Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Security Deposit or Prepaid Rent to its successor-in-interest.

4.18  Estoppel Certificates. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) to the best of Tenant's knowledge, Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received; (5) to the best of Tenant's knowledge, on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security). It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser or mortgagee of Landlord's interest or an assignee of any such mortgagee, and (8) such other information as may be reasonably requested by Landlord. If Tenant fails to respond with ~~ten (10)~~ fifteen (15) Business Days of its receipt of a written request by Landlord as provided in this paragraph, Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee on the written instrument submitted to Tenant for signature.

4.19  ~~Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord's lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant's rights under this Lease.~~

4.20  Hazardous Substances.

Landlord and Tenant each agrees that neither Tenant, any of Tenant's Agents nor any other person will store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant's business in the Premises, provided that, (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant's operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market areas as the Building; (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building; and (d) in no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord's discretion.

    4.20.1  Tenant and Landlord shall each indemnify, defend and hold harmless Landlord and Landlord's the other party and its Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants' fees. Tenant agrees that Landlord may be irreparably harmed by Tenant's breach of this paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord's election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord's other remedies against Tenant.

    4.20.2  As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized n the first paragraph of the section entitled "Hazardous Substances."

    4.20.4  Landlord represents and warrants to Tenant that to the best of its knowledge after due investigation, there are no Hazardous Substances located in, on or under the Land or within the Premises and that no other user or occupant of the Land or Building is permitted to store, place, generate, manufacture, refine, handle or locate in on or under the Land or Building any Hazardous Substances except in accordance with the restrictions comparable to those forth in Section 4.20.1.

4.21  Access Laws.

    4.21.1  Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (1) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (2) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant's notice to Landlord shall include a statement as the actions Tenant proposes to take in response to such condition, situation, lien, action or notice. Landlord to the best of its knowledge represents and warrants that the Building and the Land currently comply with all Access Laws and Landlord shall be solely responsible for ensuring such compliance as of the Commencement Date.

    4.21.2  Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord's responsibilities for compliance with Access Laws, without the prior approval of the Landlord. ~~In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance.~~ Landlord's consent to any proposed Tenant Alteration shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alternation complies with any Access Law.

    4.21.3  Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of any improvements installed by Tenant in the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (1) Tenant's use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

    4.21.4  Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant's responsibility as provided in the preceding subparagraph. Any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant's responsibility under the preceding subparagraphs shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) using an amortization rate of twelve percent (12%) per annum, and shall be an Operating Cost for purposes of this Lease, provided, however, that costs of complying with the current requirements of Access Laws may not be passed through to Tenant.

    4.21.5  Landlord and Tenant each agrees to indemnify, defend and hold harmless ~~Landlord and Landlord's~~ the other party and its Agents from and against any and all Claims arising out of or relating to any failure of ~~Tenant or Tenant's~~ the indemnifying party or its Agents to comply with ~~Tenant's~~ its obligations under this paragraph.

    4.21.6  The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

4.22  Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord.

4.23  Signs. Subject to compliance with all Governmental Requirements, Tenant shall have the right to install a sign~~s~~ on the Building exterior and in the Building lobby ~~as described in Exhibit F attached to this Lease~~. ~~If Exhibit F does-net describe any signs, then none shall be allowed.~~ The exact size, appearance and location of such signs shall be subject to Landlord's prior written approval and shall be consistent with Landlord's existing sign criteria then in existence for the Building. Any and all costs in connection with the permitting, fabrication, installation, maintenance and removal of Tenant's sign (including the cost of removal of the sign and repair to the Building caused by such removal) shall be borne by Tenant. Tenant agrees to maintain any such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved, in good condition at all times. Tenant shall not inscribe an inscription, or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Land or Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord's consent ~~unless permitted in Exhibit-F~~. Any such consent by

Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease.

4.24  Subordination. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor's lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease; provided that, Landlord provides Tenant with a commercially reasonable nondisturbance agreement ~~on the standard form of the applicable~~ executed by the lender or ground lessor. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor's lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor's lien or similar instrument to this Lease. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, and assumes and performs Landlord's obligations under this Lease, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.25  Workers Compensation Immunity. If and to the extent that Tenant or Landlord is obligated to indemnify, defend or hold harmless ~~Landlord or Landlord's~~ the other's Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant's Agents or otherwise, Tenant expressly waives, to and in favor of Landlord and Landlord's Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

4.26  Brokers. Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.

4.27  Exculpation and Limitation of Liability. ~~Landlord has executed this Lease by its trustee signing solely in a representative capacity. Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the trustee, or for the purpose of binding the trustee personally, but solely in the exercise of the representative powers conferred upon the trustee by its principal.~~ Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against the Landlord's insurance policies, and its estate and interest in the Building and the Land and the rents, profits and proceeds thereof and Landlord shall have no personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Further, in no event whatsoever shall any Landlord's Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.28  Erisa. Intentionally deleted.

4.29  Mechanic's Liens and Tenant's Personal Property Taxes.

    4.29.1  Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord immediate written notice of any such Claim.

    4.29.2  Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay them or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

4.30  ~~Landlord's Security Interest. In addition to any statutory lien for rent in Landlord's favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all Base Rent, Additional Rent and other sums becoming due under this Lease from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, intangibles, chattel paper and other personal property of Tenant situated in the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Bane Rent, Additional Rant and other sums due under this Lease shall first have been paid and discharged. On the occurrence of an Event of Default-, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including, the right to sell the property described in this paragraph at public or private sale upon five (B) Business Days notice to Tenant. Tenant hereby agrees to execute such financing statements and other instruments necessary or desirable in Landlord's discretion to perfect the security interest hereby created. Any statutory lien for rent is not waived, and the express contractual lien granted in this paragraph constitutes a security agreement and is in addition and supplementary to such statutory lien.~~

SECTION 5: DEFAULT AND REMEDIES

5.1  Events of Default.

    5.1.1  The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant ("Event of Default"):

      (a) vacation or abandonment of all or any portion of the Premises unless prior written notice is provided to Landlord;

      (b) failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within three (3) Business Days after its due date;

      (c) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of ten (10) Business Days after written notice from Landlord;

      (d) (1) the making by Tenant of any -general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant's interest in this Lease; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

      (e) any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

    5.1.2  ~~Tenant shall notify Landlord promptly of any Event of Default or any facts, conditions or events which, with the giving of notice or passage of time or both, would constitute an Event of Default.~~

    5.1.3  ~~If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an "unexpired lease" under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.~~

5.2  Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

    5.2.1  Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

      (a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

      (b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

      (c) the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

      (d) the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

      (e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, Tenant's share of leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

      (f)  all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

    5.2.2  Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

    5.2.3  Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the' Prime Rate.

    5.2.4  If Tenant vacates, abandons or surrenders the Premises without Landlord's consent, or if Landlord reenters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant's cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.5.

    5.2.5  None of the foregoing remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: an act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any repairs or alterations made by Landlord to the Premises; re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph; or the appointment of a receiver, upon the initiative of Landlord, to protect Landlord's interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

    5.2.6  If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness other than Base Rent, Additional Rent or any other sums payable under this Lease by Tenant to Landlord; second, to the payment of any cost of reletting (including finders' fees and leasing commissions); third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord's expenditures for the Premises during such month. Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

    5.2.7  Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3  Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4  Landlord's Default. In the event that Landlord defaults under or breaches this Lease, Tenant shall notify Landlord of such default or breach in writing, and Tenant shall not exercise any right or remedy which Tenant may have under this Lease or at law if Landlord commences to cure such default or breach within twenty (20) Business Days after receipt of Tenant's notice and thereafter diligently prosecutes the cure to completion.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1  Substitution Space.

      ~~(a) Landlord shall have the right at any time from the date hereof through the end of the term of this Lease or any renewal or extension hereof, to substitute, instead of the leased Premises, other space (of approximately the same area as the leased Premises) hereinafter referred to as "Substitution Space," in the Building.~~

      ~~(b) If Landlord desires to exercise such right, it shall give Tenant at least sixty (60) days prior written notification that Tenant is to relocate to another space. Tenant shall then give Landlord written notice within ten (10) days of receipt of Landlord's notification whether Tenant agrees to relocate, or whether Tenant elects to terminate the Lease and vacate the Premises as of the sixtieth (60~~th~~) day following the date of Landlord's notification. Should Tenant fail to give Landlord written notice within ten (10) days of receipt of Landlord's notification, then Tenant shall be doomed to have elected to terminate, and this Lease shall automatically terminate sixty (60) days following the date of Landlord's notification. If Tenant shall retain possession of the Premises or any part thereof following the termination date, Tenant shall be liable to Landlord, for each day of such retention, for double the amount of the daily rental for the last period prior to the date of such expiration or termination, subject to rent adjustments as provided in Section 1.5, plus actual damages incurred by Landlord resulting from delay by Tenant in surrendering the Promises, Including without limitation any claims made against Landlord by any succeeding Tenant to the Premises and Landlord's cost in taking any action at law, in equity or self help to evict Tenant from the Premises.~~

      ~~(c) If Tenant elects to move to the Substitution Space, such move shall be at the sole cost of Landlord including all costs and expenses related to improving the space with leasehold improvements equal to those then in Tenant's Premises, moving the furniture, office equipment and other contents of the Premises to the new space, reinstating telecommunications equipment, printing of new stationary, business cards and other printed matter bearing the address of Tenant of the same quality and quantity as Tenant's existing inventory and such other reasonable expenses as Tenant may incur, it being the intention of the parties that Tenant incur no costs-or expenses as a result of the move. After such move, all terms, covenants, conditions, provisions, and agreements of -this Lease shall continue in full force and effect and shall apply to the Substitution Space except that (a) if the then unexpired balance of the term of the Lease shall be less than one year, the term of this Lease shall be extended so that the unexpired balance of the term of this Lease shall be one year from the date of the move and (b) if the Substitution Space contains more square footage than the presently leased Premises, the monthly rental shall be increased proportionately (provided that such rental increase shall not be in excess of five percent (5%) of the rental immediately preceding such an increase).~~

6.2  Notices. Any notice, request or written communication required or permitted to be delivered under this Lease shall be: (a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material with electronic delivery confirmation; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid. Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this paragraph, with copies to the persons at the addresses, if any, designated opposite each party's signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.3  Attorney's Fees and Expenses. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney's and paralegal's fees incurred at the trial or appellate levels and for all costs and expenses associated with such levels.

6.4  No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord's right to recover the balance of any amount payable or Landlord's right to pursue any other remedy provided in this Lease or at law.

6.5  Successors; Joint and Several Liability. Except as provided in the paragraph captioned "Exculpation and Limitation of Liability" and subject to the paragraph captioned "Assignment and Subletting by Landlord", all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term "Tenant," then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.6  Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located. Tenant consents to Landlord's choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.7  No Waiver of Remedies. The waiver by ~~Landlord~~ either party of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of ~~Landlord~~ either party to insist on the strict performance ~~by Tenant~~ of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord's Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude ~~Landlord~~ either party from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach except for any breach relating to the late payment of such sum. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by Landlord must be in writing and signed by Landlord to be effective.

6.8  Offer to Lease. The submission of this Lease to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.9  Force Majeure. In the event that ~~Landlord~~ either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including Tenant, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for the period equivalent to the period of such delay.

6.10  Landlord's Consent. Unless otherwise provided in this Lease, whenever Landlord's consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord's reasonable judgment or discretion exercised in good faith and shall be delivered in writing.

6.11  Severability; Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.12  Interpretation. Whenever a provision of this Lease uses the term (a) "include" or "including", that term shall not be limiting but shall be construed as illustrative, (b) "covenant", that term shall include any covenant, agreement, term or provision, and (c) "at law", that term shall mean at law or in equity, or both. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.13  Incorporation of Prior Agreement; Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.14  Authority. If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained. If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.15  Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.16  Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.17  Consent to Service. Tenant irrevocably consents to the service of process of any action or proceeding at the address of the Premises. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law.

6.18  Landlord's Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord's Agents, only Rick and Jacquelyne Doane are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner. Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease or to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner.

6.19  Waiver of Jury Trial. Landlord and Tenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or relating in any way to this Lease.

    IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:
Attn: Rick Doane	Rick and Jacquelyne Doane, a married couple
P.O. Box 97030
Kirkland, WA 98083-9730		Name:	/s/ Rick Doane
Facsimile: 425-814-1856		Name:	/s/ Jacquelyne Doane
with copy to Manager at:
Trammell Crow Company 1687 114th Avenue S.E., Suite 250 Bellevue, WA 98004
Designated Address for Tenant:	TENANT:
ROSETTA INPHARMATICS, INC., a

Facsimile:	By:	/s/ JOHN J. KING II
		Name:	JOHN J. KING II
		Its:	SR. VICE PRESIDENT, COO

TENANT ACKNOWLEDGEMENT (CORPORATION)

State of Washington	) )ss.
County of King	)

    On this 6th day of December, ~~199~~  , 2000, before me, a Notary Public in and for the State of Washington, personally appeared John J. King II the Sr Vice President, COO of Rosetta Inpharmatics, Inc., the              corporation that executed and within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that s/he/they was/were authorized to execute said instrument.

    WITNESS my hand and official seal hereto affixed the day and year first as above written.

/s/ Cheryl Brass
[SEAL]	Name:	Cheryl Brass
NOTARY PUBLIC in and for the State of Washington
	residing at	1011 97th Dr. SE, Everett, WA
	My appointment expires:	9/28/03
[NOTARIAL SEAL]

LANDLORD ACKNOWLEDGEMENT (INDIVIDUAL)

Seattle, WA	)
)ss.
)

    On this 3rd day of January, ~~2000~~ 2001, before me, a Notary Public in and for the State of Washington, personally appeared Richard Doane, to me known to be the individual(s) described in and who executed the within and foregoing instrument, and acknowledged that s/he/they signed the same as his/her/their free and voluntary act and deed, for the uses and purposes therein mentioned.

    WITNESS my hand and official seal hereto affixed the day and year first as above written.

/s/ Peter T. Crolius
	Name:	Peter T. Crolius
NOTARY PUBLIC in and for the State of Washington
	residing at	Seattle, WA
	My appointment expires:	7/31/01
[NOTARIAL SEAL]

LANDLORD ACKNOWLEDGEMENT (INDIVIDUAL)

Seattle, WA	)
)ss.
)

    On this 3rd day of January, ~~2000~~ 2001, before me, a Notary Public in and for the State of Washington, personally appeared Jacquelyne Doane, to me known to be the individual(s) described in and who executed the within and foregoing instrument, and acknowledged that s/he/they signed the same as his/her/their free and voluntary act and deed, for the uses and purposes therein mentioned.

    WITNESS my hand and official seal hereto affixed the day and year first as above written.

/s/ Peter T. Crolius
	Name:	Peter T. Crolius
NOTARY PUBLIC in and for the State of Washington
	residing at	Seattle, WA
	My appointment expires:	7/31/01
[NOTARIAL SEAL]

EXHIBIT A to Lease

LEGAL DESCRIPTION

    That portion of the southeast quarter of Section 29, Township 26 North, Range 5 East, W.M., described as follows: Lot 18 of Kirkland 405 Corporate Center, a binding site plan, as per plat recorded in Volume 154, pages 58 through 64, records of King County; situate in the City of Kirkland, County of King, State of Washington.

EXHIBIT B to Lease

DRAWING SHOWING LOCATION OF THE PREMISES

[FLOOR PLAN OF BUILDING]

Second Floor Plan
NTS

Kirkland 405 Corporate Center Building T 12220 118th Ave. NE	Trammell Crow Company
bldgF-flr1.dwg 03-24-00	Marketing Representative: Telephone: Fax:	Peter Crolius (425-519-6348 (425) 454-7184

EXHIBIT C to Lease
LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS

EXHIBIT D to Lease

FORM OF MEMORANDUM OF COMMENCEMENT DATE

    Rick and Jacquelyne Doane a married couple, as Landlord, and Rosetta lnpharmatics, lnc. as Tenant, executed that certain Net Lease Agreement dated as of September 30, 2000 (the "Lease").

    The Lease contemplates that upon satisfaction of certain conditions Landlord and Tenant will agree and stipulate as to certain provisions of the Lease. All such conditions precedent to that stipulation have been satisfied.

    Landlord and Tenant agree as follows:

    1.  The Commencement Date of the Lease is             .

    2.  The Termination Date of the Lease is             .

    3.  The Premises consist of              rentable square feet.

    4.  Base Rent is as follows:

                   through             ; $             per month

                   through             ; $             per month

                   through             ; $             per month

                   through             ; $             per month

    5.  Tenant's Pro Rata Share is              percent (            %).

    IN WITNESS WHEREOF, the parties have caused this Memorandum to be duly executed as of             , 199  .

LANDLORD:	TENANT
Rick and Jacquelyne Doane, a married couple
By:	By:

Name:	Name:

Its:	Its:

EXHIBIT E to Lease

RULES AND REGULATIONS

    1.  No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

    2.  If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

    3.  Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators-, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building's tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

    4.  The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

    5.  All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided five (5) days per week. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant's property by the janitor, any of Landlord's Agents or any other person.

    6.  Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

    7.  HVAC service shall be provided to the Premises Monday through Friday from 7 a.m. to 6 p.m.

    8.  If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions for their installation, and shall pay the entire cost of such installation(s).

    9.  Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

    10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

    11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

    12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

    13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

    14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

    15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

    16. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord.

    17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

    18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

    19. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

    20. Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

    21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

    22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

    23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord's judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

    24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

    25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

    26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

    27. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

    28. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

    29. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

    30. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

    31. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

    32. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such

Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

    33. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

    34. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land and the preservation of good order in the Building. Tenant agrees to abide by all and Tenant's Agents.

EXHIBIT F

    Provided Tenant is in all other respects in compliance with the terms of the Lease, Tenant shall have the right to renew the Lease for two (2) 12 month periods by providing Landlord with 120 days prior written notice. All terms and conditions of the Lease shall remain in effect other than Base Rent, which shall be adjusted to then-current market rates for similar office buildings in the Kirkland/Eastside market.

    The term "market rate" shall mean rent obtained for comparable space of similar size and location in comparable buildings in Kirkland or comparable eastside areas as of the date such determination is made. Landlord and Tenant shall use good faith efforts to agree on the then-current market rate within thirty (30) days after exercise by Tenant of its option to extend. If Landlord and Tenant cannot agree on the market rate, the parties shall submit the determination of market rate to be resolved by arbitration, in accordance with the following procedure. Landlord and Tenant shall mutually agree to appoint one (1) independent arbitrator. who shall be appointed within forty-five (45) days after exercise by Tenant of its option to extend. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the arbitrator by the Presiding Judge of the Superior Court of King County. The arbitrator shall be a licensed MAI appraiser or a commercial real estate agent with at least five (5) years' experience in the Eastside commercial leasing market. Within ten (10) days after the appointment of the arbitrator, Tenant and Landlord shall each submit to the arbitrator (and one another) their written opinion regarding market rate, as defined above. Within ten (10) days after the arbitrator's receipt of the last such opinion, the arbitrator shall decide which of the two opinions most accurately reflects market rate. Such selected opinion shall be the market rate for purposes of this Lease and the selection by the arbitrator shall be final and binding upon the Parties. The arbitrator must select one of the two alternative opinions and may not select any other alternatives. The cost of the arbitrator shall be split equally between Landlord and Tenant.

EXHIBIT G

    Provided Tenant is in all other respects in compliance with the terms of this Lease, Tenant shall have the Right of First Refusal on any additional space in the Building that becomes available for lease under the same terms and conditions as the Lease with the exception of Base Rent, which shall be adjusted to then-current market rates for similar buildings in the Kirkland/Eastside market. The Right of First Refusal shall terminate following the 48th month of the Lease Term.

Trammell Crow Company

January 3, 2001

Mike Mabrito
Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Kirkland, WA 98034

Dear Mike:

Enclosed for your files is one (1) fully-executed original Lease Agreement between R. Doane (et. al.) and Rosetta Inpharmatics, Inc. Please provide the letter of credit as soon as possible.

Please call me if you have questions. Thank you for your assistance.

Sincerely,

/s/ Peter Crolius

Peter Crolius
Brokerage Services

QuickLinks

OFFICE LEASE
SECTION A: TABLE OF CONTENTS
SECTION 1: DEFINITIONS
SECTION 2: PREMISES AND TERM
SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE
SECTION 4: GENERAL PROVISIONS
SECTION 5: DEFAULT AND REMEDIES
SECTION 6: MISCELLANEOUS PROVISIONS
TENANT ACKNOWLEDGEMENT (CORPORATION)
LANDLORD ACKNOWLEDGEMENT (INDIVIDUAL)
LANDLORD ACKNOWLEDGEMENT (INDIVIDUAL)
EXHIBIT A to Lease LEGAL DESCRIPTION
EXHIBIT B to Lease DRAWING SHOWING LOCATION OF THE PREMISES
[FLOOR PLAN OF BUILDING]
EXHIBIT C to Lease LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS
EXHIBIT D to Lease FORM OF MEMORANDUM OF COMMENCEMENT DATE
EXHIBIT E to Lease RULES AND REGULATIONS
EXHIBIT F
EXHIBIT G